Exhibit 99.1

 As previously disclosed on February 2, 2020, Orgenesis Inc. ("Orgenesis") entered into a Stock Purchase Agreement (the "Purchase Agreement") with GPP-II Masthercell LLC ("GPP" and together with Orgenesis, the "Sellers"), Masthercell Global Inc. ("Masthercell") and Catalent Pharma Solutions, Inc. (the "Buyer").  Pursuant to the terms and conditions of the Purchase Agreement, Sellers agreed to sell 100% of the outstanding equity interests of Masthercell to Buyer (the "Sale") for an aggregate nominal purchase price of $315 million, subject to customary adjustments. The Company determined that the Masthercell business met the criteria to be classified as a discontinued operation.

 On February 10, 2020, the Sale was consummated in accordance with the terms of the Purchase Agreement.  After accounting for GPP's liquidation preference and equity stake in Masthercell as well as SFPI - FPIM's interest in MaSTherCell S.A., distributions to Masthercell option holders and transaction costs, Orgenesis received approximately $126.7 million at the closing of the Sale transaction, of which $7.2 million was used for the repayment of intercompany loans and payables.  Included in this amount is $1.6 million which was deposited into an escrow account in connection with potential adjustments based on working capital and indebtedness at closing.

Financial Statements and Exhibits- Pro forma financial information

 The following unaudited pro forma condensed financial statements giving effect to the Sale are attached hereto:

• Unaudited pro forma condensed balance sheet as of December 31, 2019;

• Unaudited pro forma condensed statement of operations for the year ended December 31, 2019;

• Unaudited pro forma condensed statement of operations for the transition month December 2018;

• Unaudited pro forma condensed statement of operations for the year-ended November 30, 2018.

Unaudited Pro Forma Condensed Balance Sheet
(Dollars in Thousands, except for share amounts)

	Historical	Pro Forma Adjustments
	As of	As of		As of
	December 31,	December 31,		December 31,
	2019	2019		2019
	Orgenesis	Sale of Masthercell Note 2(c)	Notes 2(a)+(b)	Pro Forma
Assets

CURRENT ASSETS:
Cash and cash equivalents	$11,388	$(11,281)	$117,913	$118,020
Restricted Cash	653	(186)	1,555	2,022
Accounts receivable, net	8,485	(6,654)	-	1,831
Intercompany accounts receivables	-	(2,559)	2,559	-
Prepaid expenses and other receivables	1,227	(845)	-	382
Grants receivable	2,183	(1,979)	-	204
Inventory	2,043	(1,907)	-	136
Total current assets	$25,979	$(25,411)	$122,027	$122,595

NON-CURRENT ASSETS:
Deposits	625	(326)	-	299
Loans to related party	2,623	-	-	2,623
Other intercompany receivables	-	(2,247)	2,247	-
Property, plant and equipment, net	24,454	(22,149)	-	2,305
Intangible assets, net	14,206	(10,858)	-	3,348
Operating lease right-of-use assets	9,585	(8,860)	-	725
Goodwill	14,941	(10,129)	-	4,812
Intercompany loan receivable	-	(2,501)	2,501	-
Other assets	82	(47)	-	35
Total non-current assets	66,516	(57,117)	4,748	$14,147
TOTAL ASSETS	$92,495	$(82,528)	$126,775	$136,742

Liabilities and Equity

CURRENT LIABILITIES:
Accounts payable	$11,305	$(5,840)	$171	$5,636
Accrued expenses and other payables	1,987	(372)	18,791	20,406
Employees and related payables	3,719	(2,047)	-	1,672
Advance payments on account of grant	2,750	(2,227)	-	523
Short-term loans and current maturities of long term loans	763	(372)	-	391
Contract liabilities	8,626	(8,301)	-	325
Current maturities of finance leases	291	(291)	-	-
Current maturities of operating leases	1,722	(1,365)	-	357
Current maturities of convertible loans	416	-	-	416
Total current liabilities	$31,579	$(20,815)	$18,962	$29,726

LONG-TERM LIABILITIES:
Non-current operating leases	7,524	(7,069)	-	455
Loans payable	1,230	(1,230)	-	-
Convertible loans	12,143	-	-	12,143
Retirement benefits obligation	41	-	-	41
Deferred taxes	1,926	(1,868)	-	58
Long-term debt and finance leases	688	(688)	-	-
Other long-term liabilities	331	-	-	331
Total long-term liabilities	23,883	(10,855)	-	13,028
TOTAL LIABILITIES	$55,462	$(31,670)	$18,962	$42,754

COMMITMENTS REDEEMABLE NON-CONTROLLING INTEREST	30,955	(30,955)	-	-

TOTAL EQUITY	6,078	(19,903)	107,813	93,988

TOTAL LIABILITIES AND EQUITY	$92,495	$(82,528)	$126,775	$136,742

Unaudited Pro Forma Statement of Operations
(Dollars in Thousands, except for share amounts)

	Historical	Pro Forma Adjustments
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2019	2019	2019
	Orgenesis	Sale of Masthercell Note 2(d)	Pro Forma
REVENUES	$33,256	$(28,929)	$4,327
COST OF REVENUES	18,232	(17,527)	705
COST OF RESEARCH AND DEVELOPMENT AND RESEARCH AND DEVELOPMENT SERVICES, net	12,458	852	13,310
AMORTIZATION OF INTANGIBLE ASSETS	2,061	(1,631)	430
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,337	(13,959)	11,378
OTHER INCOME, net	(228)	207	(21)
OPERATING LOSS	24,604	(3,129)	21,475
FINANCIAL EXPENSES, net	874	(31)	843
LOSS BEFORE INCOME TAXES	25,478	(3,160)	22,318
TAX EXPENSES (INCOME)	563	(792)	(229)
NET LOSS	$26,041	$(3,952)	$22,089
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (INCLUDING REDEEMABLE)	(1,920)	1,821	(99)
NET LOSS ATTRIBUTABLE TO THE COMPANY	$24,121	$(2,131)	$21,990

LOSS PER SHARE:
Basic	$1.77		$1.54
Diluted	$1.77		$1.54
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Basic	15,907,995		15,907,995
Diluted	15,907,995		15,907,995

Unaudited Pro Forma Statement of Operations
(Dollars in Thousands, except for share amounts)

	Historical	Pro Forma Adjustments
	One Month Ended	One Month Ended	One Month Ended
	December 31,	December 31,	December 31,
	2018	2018	2018
	Orgenesis	Sale of Masthercell Note 2(e)	Pro Forma
REVENUES	$1,852	$(1,709)	$143
COST OF REVENUES	1,221	(1,078)	143
COST OF RESEARCH AND DEVELOPMENT AND RESEARCH AND DEVELOPMENT SERVICES, net	1,431	66	1,497
AMORTIZATION OF INTANGIBLE ASSETS	179	(141)	38
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,984	(999)	985
OPERATING LOSS	2,963	(443)	2,520
FINANCIAL EXPENSES, net	27	(17)	10
LOSS BEFORE INCOME TAXES	2,990	(460)	2,530
TAX (INCOME) EXPENSES	(83)	124	41
NET LOSS	$2,907	$(336)	$2,571
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (INCLUDING REDEEMABLE)	(163)	152	(11)
NET LOSS ATTRIBUTABLE TO ORGENESIS INC.	$2,744	$(184)	$2,560

LOSS PER SHARE:
Basic	$0.19		$0.17
Diluted	$0.19		$0.17
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Basic	15,423,040		15,423,040
Diluted	15,423,040		15,423,040

Unaudited Pro Forma Statement of Operations
(Dollars in Thousands, except for share amounts)

	Historical	Pro Forma Adjustments
	Year Ended	Year Ended	Year Ended
	November 30,	November 30,	November 30,
	2018	2018	2018
	Orgenesis	Sale of Masthercell Note 2(f)	Pro Forma
REVENUES	$18,655	$(17,273)	$1,382
COST OF REVENUES	10,824	(9,403)	1,421
COST OF RESEARCH AND DEVELOPMENT AND RESEARCH AND DEVELOPMENT SERVICES, net	6,464	1,259	7,723
AMORTIZATION OF INTANGIBLE ASSETS	1,913	(1,725)	188
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,303	(6,196)	10,107
OTHER INCOME, net	(2,930)	(1,600)	(4,530)
OPERATING LOSS	13,919	(392)	13,527
FINANCIAL EXPENSES, net	3,117	(185)	2,932
SHARE IN NET LOSS OF ASSOCIATED COMPANIES	731	-	731
LOSS BEFORE INCOME TAXES	17,767	(577)	17,190
TAX EXPENSES	1,337	(1,185)	152
NET LOSS	$19,104	$(1,762)	$17,342
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS (INCLUDING REDEEMABLE)	(813)	771	(42)
NET LOSS ATTRIBUTABLE TO ORGENESIS INC.	$18,291	$(991)	$17,300

LOSS PER SHARE:
Basic	$1.43		$1.30
Diluted	$1.43		$1.30
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Basic	13,374,103		13,374,103
Diluted	13,374,103		13,374,103

1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the divestiture, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates and have been prepared to illustrate the estimated effect of the divestiture. The pro forma financial information presented is not intended to reflect or be indicative of the Company's consolidated results of operations or financial position had the divestiture occurred as of the dates presented and should not be taken as a representation or projection of the Company's future consolidated results of operations or financial condition. The pro forma adjustments described below were based on management's assumptions and estimates, including assumptions relating to consideration received.

The Company's historical results are derived from its audited balance sheet as of December 31, 2019, audited statements of operations for the year ended December 31, 2019.

2. Notes to Unaudited Pro Forma Adjustments

(a)	Represents the cash proceeds from closing the Transaction, net of repayment of Orgenesis loans and intercompany balances to Masthercell The net adjustment for cash is as follows (dollars in millions):

Total
Aggregate nominal purchase price from the sale	$315.0
Less: GPP liquidation preference and equity stake in Masthercell, SFPI - FPIM's interest in MaSTherCell S.A., distributions to Masthercell option holders, and transaction costs	(188.3)
Estimated cash proceeds from the Transaction to the Company	126.7
Less: Payment of intercompany loans and payables	(7.2)
Net cash adjustment (including $1.6M to be released from Escrow)	$119.5

(b)	Represents the estimated tax effect of the Transaction assuming a combined statutory tax rate of 29% after utilizing accumulated net operating losses of approximately $29 million
(c)	Represents the historical balances of Masthercell at December 31, 2019
(d)	Represents the historical results of operations of Masthercell for the year ended December 31, 2019
(e)	Represents the historical results of operations of Masthercell for the transition month ended December 31, 2018
(f)	Represents the historical results of operations of Masthercell for the year ended November 30, 2018